Exhibit 99.1

Hiland Partners, LP Announces Expansion Projects

Enid, Oklahoma — August 23, 2006 — Hiland Partners, LP (NASDAQ: HLND) (the “Partnership”) announced planned expansions at three of its existing facilities.  The Partnership expects the capital expenditures for these projects will aggregate approximately $15 million over the next twelve months.

Based on our operational experience at the Bakken Gathering System, the Partnership intends to install additional gathering and compression infrastructure in order to reach the system’s expected capacity of approximately 25,000 Mcf/d. The Partnership expects this expansion will be completed in the fourth quarter of 2006.  The Partnership further intends to expand the existing natural gas liquid fractionation facilities at its Bakken Plant in order to fractionate the expected increased natural gas liquid volumes from both the Bakken Plant and the Badlands Plant.  The Partnership expects this expansion will be completed in the second quarter of 2007.

At the Kinta Gathering Systems, the Partnership intends to install four amine-treating facilities to remove excess CO2 levels from the gas. The Partnership expects this expansion will be completed by first quarter 2007.  The Partnership also intends to install additional compression facilities to expand the current capacity by approximately 11,000 Mcf/d on these gathering systems.  The Partnership expects this expansion will be completed by first quarter 2007.

Finally, the Partnership announced its intention to install additional pipelines and compression facilities at its Eagle Chief Gathering System in order to increase our current system capacity from approximately 30,000 Mcf/d to approximately 35,500 Mcf/d due to increased volumes on this system.  The Partnership expects this expansion will be completed by fourth quarter 2006.

About Hiland Partners, LP

Hiland Partners, LP is a publicly traded midstream energy partnership engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating, or separating, of natural gas liquids, or NGLs. The Partnership also provides air compression and water injection services for use in oil and gas secondary recovery operations. The Partnership’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP’s midstream assets consist of thirteen natural gas gathering systems with approximately 1,730 miles of gathering pipelines, five natural gas processing plants, three natural gas treating facilities and three NGL fractionation facilities.  The Partnership’s compression assets consist of two air compression facilities and a water injection plant.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at http://www.hilandpartners.com. For more information, please contact Ken Maples, Vice President and CFO, at 580.242.6040.